EXHIBIT A 10.21

March 30, 2012

Pamela J. Keefe
8 Kennedy Road
Brandon, Vermont 05733

Re:  Separation Agreement

Dear Pam:

This Separation Agreement (“Agreement”) sets forth the terms and conditions under which you have agreed to separate from employment with Central Vermont Public Service Corporation (the “Company”).

1.	Your employment with the Company will terminate effective March 30, 2012.

2.	You agree to sign the General Release (“Release”), which is attached to this Agreement, on or after your last day of employment.

3.	In exchange for your execution of this Agreement and the Release, the Company agrees to enter into the Consulting Services Agreement attached hereto and made a part hereof.

4.
You agree to keep confidential the terms of this Agreement, except that you may disclose the terms (a) to your spouse, (b) as required to your accountant and others solely for purposes related to filing income tax returns or as otherwise required by law, and (c) to counsel. Any person to whom disclosures are properly made shall be instructed about the confidentiality of the information being disclosed and the limits on its dissemination.  Confidentiality is a material, bargained for element of this Agreement and the Release; therefore, if you violate the obligations set forth in this paragraph at any time, in addition to any liability otherwise imposed by a court of competent jurisdiction, the Company has the right to recover upon demand any amounts paid to you pursuant to this Agreement.  In addition, you agree to pay the Company’s reasonable attorneys’ fees incurred in enforcing this provision if the Company is the prevailing party.

5.
You acknowledge that during your employment with the Company, you obtained knowledge about the Company’s confidential and proprietary information and trade secrets, including but not limited to lists of customers and suppliers, financial information, and technical and production information about the Company’s products (referred to as the “Confidential Information”).  You agree not to use, publish or otherwise disclose any Confidential Information to anyone else without the prior written approval of the Company.  You also agree that, as soon as you have knowledge or notice that another party or entity is seeking to compel you to disclose confidential or proprietary information, you will notify the Company immediately, and shall not disclose any information prior to providing the Company with notice and a reasonable opportunity to respond.

6.
You agree to return all Company property, including all originals and copies of any Confidential Information that came into your possession during the course of your employment.  You also promise not to retain any copies of Confidential Information either for your own use or for the use of any third party.

7.	You agree to forever release and discharge the Company from any liability or obligation to reinstate or reemploy you in any capacity.

8.	Your rights and obligations under this Agreement are personal and are not assignable.

9.
You are advised to seek legal counsel at your own expense prior to executing this Agreement and the Release.  You have twenty-one (21) days in which to consider the Agreement and the Release, and agree that any modifications, material or otherwise, made to this Agreement or the consideration furnished for the Release do not restart or affect in any manner the original twenty-one (21) day consideration period.  You may revoke this Agreement for a period of seven (7) days following the day on which you sign the Release.  Any revocation must be submitted in writing either in person or by -electronic mail or facsimile to Jamie Falco, Director of Human Resources (email-jfalco@cvps.com, fax-(802)-747-2198).  Such revocation must state “I revoke our agreement.”

10.
You agree that this Agreement and the Release shall be interpreted and governed according to the laws of the State of Vermont.  You understand that this Agreement and the Release cannot be modified, altered, or changed except upon the written consent of you and the Company.  You also understand that this Agreement and the Consulting Services Agreement dated April 1, 2012 are the entire agreements between you and the Company and supersede all prior understandings, offers and agreements between you and the Company relating to your employment with the Company or the separation of that employment.

Very truly yours,
Central Vermont Public Service Corporation

By:    /s/ Lawrence J. Reilly
Lawrence J. Reilly, President and Chief Executive Officer

CONSENT and ACKNOWLEDGMENT

I agree with and consent to the terms and conditions of this Agreement.  I acknowledge that I have been given sufficient opportunity to consider the terms of this Agreement and I enter into this Agreement voluntarily with full knowledge and understanding of its contents.  I understand that, by signing the Release, I release the Company from any and all claims that I have or may have against the Company.  I understand that I may revoke the Release at any time within seven (7) days of signing it by following the procedures contained in this Agreement.  The Company has advised me in writing to consult with an attorney before signing this Agreement.

   /s/ Pamela J. Keefe              3/30/12
Pamela J. Keefe                       Date

Form of General Release

GENERAL RELEASE

This General Release (“Release”) is between Central Vermont Public Service Corporation, a Vermont corporation with its principal place of business in Rutland, Vermont (the “Company”) and Pamela J. Keefe (Keefe), and is for the purpose of resolving all existing or potential disputes including, but not limited to, those arising out of the employment relationship that existed between the Company and Keefe.

           For good and valuable consideration, as set forth in the March 30, 2012 Separation Agreement between the Company and Keefe, Keefe agrees as follows:

1.           Keefe, for Keefe and Keefe’s heirs, executors and administrators, releases and forever discharges the Company and its affiliates, and their successors and assigns, subsidiaries, parent and related companies, and all of their directors, employees, and agents (collectively referred to as the “Released Parties”) from any and all claims or causes of action whatsoever, which Keefe ever had or has now against the Released Parties, whether they are known now or unknown.

Keefe understands and agrees that this document is a general release that releases all claims and causes of action against the Released Parties that Keefe ever had or now has for acts or omissions up to the date of this Release including, but not limited to, those relating to Keefe’s recruitment, employment, and the termination of Keefe’s employment with the Company.  Keefe also understands that once Keefe signs this Release, Keefe legally waives and releases any and all rights and claims Keefe may have (a) under the numerous state and federal laws and regulations, as amended, including, without limitation, employment discrimination laws generally and the Age Discrimination in Employment Act (“ADEA”) specifically, (b) under any local statute or ordinance, as well as (c) under any common law claim in tort or contract.  Finally, Keefe understands and agrees that, if Keefe does file such a claim, the Company may be entitled to restitution, set-off or recoupment of some or all of the payments provided to Keefe.

Excluded from this release are any claims which cannot be waived by law, including, but not limited to, the right to file a charge with or participate in an investigation conducted by certain government agencies.   However, Keefe understands and agrees that Keefe is waiving the right to any monetary recovery should any agency (including, but not limited to, the Equal Employment Opportunity Commission) or third party pursue any claims on Keefe’s behalf, and that the consideration paid for this Release provides Keefe with full relief and Keefe will not accept any additional relief.

2.           Keefe agrees further that if any provision of this Release is held to be invalid or unenforceable to any extent, the remainder of this Release shall not be affected, and shall be enforced to the greatest extent permitted by law.

3.           Keefe agrees that neither this Release nor the payment of the consideration for this Release shall be considered or construed for any purpose as an admission by the Company of any liability or unlawful conduct of any kind and that any such liability is expressly denied.

Form of General Release

4.            Keefe states and represents that Keefe has had up to twenty-one (21) days to consider this Release, that Keefe has carefully read this Release, knows the contents of it, freely and voluntarily assents to all of its terms and conditions, understands the final and binding effect of this Release, and signs it as Keefe’s own free act with the full intent of releasing the Released Parties from all claims. Keefe understands that Keefe may revoke this General Release and the Separation Agreement at any time within seven (7) days of signing by following the procedures contained in the Separation Agreement.  Keefe acknowledges that the Company has advised Keefe to consult with an attorney before signing this Release.

________________________
Pamela J. Keefe

STATE OF ________________
COUNTY OF _____________, SS.

On this _____day of ______________, Pamela J. Keefe personally appeared, and s/he acknowledged the foregoing instrument to be his/her free act and deed, without duress or coercion, and that s/he executed it for the purposes therein contained.

Before me,

____________________________
Notary Public
My Commission Expires: